SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                  SCHEDULE 13G



                    Under the Securities Exchange Act of 1934

                              (Amendment No. 29)*

                              THE OHIO ART COMPANY
                                (Name of Issuer)


 _________________________________Common Stock________________________________
                          (Title of Class of Securities)

                                  677143 10 9
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




















                                 1 of 10 Pages

                                 SCHEDULE 13G

CUSIP No.  677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              W. C. Killgallon
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b)/X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A.
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                              68,162
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                              NONE
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                              68,162
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                              NONE
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              68,162
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 / /
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               7.69%
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                               IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 2 of 10 Pages

                                 SCHEDULE 13G

CUSIP No.  677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              William Carpenter Killgallon
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A.
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                              128,015
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                               83,860
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                              128,015
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                               83,860
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              128,015
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 /X/
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                              14.44%
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                               IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 3 of 10 Pages

                                 SCHEDULE 13G

CUSIP No.  677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Martin Lawrence Killgallon,II
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A.
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                              186,293
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                               83,860
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                              186,293
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                               83,860
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                              186,293
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 /X/
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                21.00%
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                               IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                 4 of 10 Pages

                                 SCHEDULE 13G

CUSIP No. 677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Ruth K. Gilbert
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                              30,692
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                              NONE
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                              30,692
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                               NONE
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               30,692
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 / /
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 3.46%
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                                  IN
______________________________________________________________________________


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 5 of 10 Pages

                                 SCHEDULE 13G

CUSIP No. 677143 10 9
______________________________________________________________________________
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              Katherine K. Michelsen
______________________________________________________________________________
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) / /
                                                             (b) /X/
______________________________________________________________________________
3     SEC USE ONLY

______________________________________________________________________________
4     CITIZENSHIP OR PLACE OF ORGANIZATION

              U. S. A.
______________________________________________________________________________
                        5     SOLE VOTING POWER
   NUMBER OF
                               1,194
    SHARES              ______________________________________________________
                        6     SHARED VOTING POWER
 BENEFICIALLY
                               NONE
   OWNED BY             ______________________________________________________
                        7     SOLE DISPOSITIVE POWER
     EACH
                               1,194
   REPORTING            ______________________________________________________
                        8     SHARED DISPOSITIVE POWER
  PERSON WITH
                               NONE
______________________________________________________________________________
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               1,194
______________________________________________________________________________
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
                                                                 / /
______________________________________________________________________________
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                 .13%
______________________________________________________________________________
12    TYPE OF REPORTING PERSON*

                                  IN
______________________________________________________________________________

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 6 of 10 Pages

Item 1(a)  Name of Issuer:

           The Ohio Art Company


Item 1(b)  Address of Issuer's Principal Executive Offices:

           P.O. Box 111
           Bryan, OH 43506


Item 2(a)  Name of Each of the Persons Filing this Statement:

           W. C. Killgallon                        Ruth K. Gilbert
           William Carpenter Killgallon            Katherine K. Michelsen
           Martin Lawrence Killgallon, II


Item 2(b) Address of the Principal Business Office of Each of the Persons Filing this Statement:

           P.O. Box 111
           Bryan, OH 43506


Item 2(c)  Citizenship:

           Each person filing this statement is a citizen of the United States


Item 2(d)  Title of Class of Securities:

           Common Stock


Item 2(e)  CUSIP Number:

           677143 10 9


Item 3.    Not Applicable.














                                 7 of 10 Pages

Item 4.  Ownership:

                                                          c) Number of shares as to which such person has:
                                                          ------------------------------------------------------
                                                           (i)           (ii)          (iii)            (iv)
                                                           Sole         Shared       Sole Power     Shared Power
                                    (a)         (b)        Power        Power        to Dispose     to Dispose
                                   Amount                  to Vote      to Vote      or to          or to
                                   Benefi-     Percent     or to        or to        Direct the     Direct the
                                   cially        of        Direct       Direct       Disposition    Disposition
                                   Owned       Class       the Vote     the Vote         of             of
                                   -------     -------     --------     --------     ----------     ------------
                                   68,162       7.69        68,162       None         68,162           None
W. C. Killgallon                    (1)


William Carpenter Killgallon       128,015     14.44       128,015       83,860      128,015           83,860
                                    (2)                       (4)                                       (5)

Martin Lawrence Killgallon,II      186,293     21.00       186,293       83,860      186,293           83,860
                                    (3)                       (4)                                       (5)

Ruth K. Gilbert                     30,692      3.46        30,692       None         30,692           None


Katherine K. Michelsen               1,194       .13         1,194       None          1,194           None










                                                  8 of 10 Pages

(1) Includes 1,200 shares owned by Killgallon Foundation of which W. C. Killgallon is an officer and director, as to which beneficial ownership is disclaimed.

(2) Does not include 3,890 shares owned by wife nor 68,400 shares held in trust by wife for sons and daughters. Does not include 1,200 shares owned by Killgallon Foundation of which William Carpenter Killgallon is an officer and director. These 1,200 shares are included in the Form 4 of
     W. C. Killgallon.


(3) Includes 28,110 shares held for children of Martin Lawrence Killgallon, II, as to which beneficial ownership is disclaimed, but does not include 1,129 shares owned by wife nor 24,000 shares held by adult children. Does not include 1,200 shares owned by Killgallon Foundation of which Martin Lawrence Killgallon, II is an officer and director. These 1,200 shares are included in the Form 4 of W. C. Killgallon.

(4) 5,359 of these shares are held for William C. Killgallon's account in the company's ESOP and 5,187 of these shares are held for M. L. Killgallon, II's account in the company's ESOP.

(5) These shares reflect allocated and unallocated shares held in the ESOP as to which William C. Killgallon and Martin L. Killgallon, II, as trustees and members of the Plan Committee have shared investment. Messrs. Killgallon disclaim beneficial ownership of all of these shares other than those allocated to their respective accounts.


Item 5.  Ownership of Five Percent or Less of a Class:  Not applicable


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:

     The minor children of Martin Lawrence Killgallon, II have the right to receive the income and proceeds from 28,110 shares held for them. The Killgallon Foundation has the right to receive the income and proceeds from 1,200 shares reported herein as beneficially owned by W. C. Killgallon.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company: Not applicable.


Item 8.  Identification and Classification of Member of the Group:

     W. C. Killgallon is the father of William Carpenter Killgallon, Martin Lawrence Killgallon, II, Ruth K. Gilbert, and Katherine K. Michelsen. The affairs of The Ohio Art Company are from time to time discussed by the family members, but each party hereto has sole control of the shares listed herein as owned by such party and disclaims being a member of a "group" within the meaning of Section 13 of the Securities and Exchange Act.

                                 9 of 10 Pages

Item 9.  Notice of Dissolution of Group:  Not applicable


Item 10.  Certification:

                                  SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Dated:  February 25, 1999                            /s/ W. C. Killgallon
                                                    --------------------------
                                                        W. C. Killgallon


                                            /s/ William Carpenter Killgallon
                                              -------------------------------
                                                William Carpenter Killgallon


                                                    /s/ Ruth K. Gilbert
                                                    --------------------------
                                                        Ruth K. Gilbert


                                                  /s/ Katherine K. Michelsen
                                                    --------------------------
                                                      Katherine K. Michelsen


                                                 /s/ Martin L. Killgallon,II
                                                   ---------------------------
                                                     Martin L. Killgallon,II

* William Carpenter Killgallon, by signing his name hereto, does sign this document on behalf of the persons above, pursuant to a power of attorney dated February 2, 1999, duly executed by such persons and filed with the Securities and Exchange Commission, which power of attorney is incorporated herein by reference.


                                          By /s/ William Carpenter Killgallon
                                            ---------------------------------
                                                 William Carpenter Killgallon
                                                      Attorney-in-Fact

Attention: Intentional misstatements or omissions of fact constitutes Federal criminal violations. (See 18 U.S.C. 1001)


                                10 of 10 Pages